<SEQUENCE>21
<FILENAME>y032009abhldinglp99w17.txt

                                                           Page 43 of 46 Pages

                                                                     Exhibit 17

                        EXECUTIVE OFFICERS AND DIRECTORS
                                       OF
                           AXA AMERICA HOLDINGS, INC.

         The names of the Directors and the names and titles of the Executive Officers of AXA America Holdings, Inc. ("AXA America") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AXA America at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA America and each individual is a United States citizen.


Name, Business Address          Present Principal Occupation
----------------------          ----------------------------

   Kevin R. Byrne	  Senior Vice President and Treasurer

   Harvey Blitz	  Senior Vice President

*  Henri de Castries (1)        Chairman of the Management Board, AXA
   AXA
   25, avenue Matignon
   75008 Paris, France


*  Christopher M. Condron       President and Chief Executive Officer, AXF;
                                Member of Management Board and Member of
		  the Executive Committee, AXA;

*  Denis Duverne (1)            Member of the Management Board and Chief
   AXA                          Financial Officer, AXA
   25, avenue Matignon
   75008 Paris, France

*  Richard S. Dziadzio 	  Executive Vice President and Chief Financial
		  Officer, AXF




---------
*  Director
   (1)  Citizen of the Republic of France



                                       43